Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Press Contact:

Brian K. Finneran

President

(516) 548-8500

Hanover Bancorp, Inc. Reports Fourth Calendar Quarter Net Income of $6.5 million ($1.16 Per Share) and Announces Initiation of $0.10 Quarterly Cash Dividend

Fourth Calendar Quarter Performance Highlights

•	Net Income: Net income for the quarter ended December 31, 2021, totaled $6.5 million or $1.16 per diluted common share, versus $1.5 million or $0.36 per diluted common share recorded in the same period a year ago.
•	Initiation of Quarterly Cash Dividend: The Company’s Board of Directors approved a $0.10 per common share cash dividend payable on February 15, 2022, to stockholders of record on February 8, 2022.
•	Financial Performance Metrics: Returns on average total assets and average stockholders’ equity were 1.80% and 20.52%, respectively, in the quarter ended December 31, 2021, versus 0.71% and 7.62% in the comparable 2020 period.
•	Net Interest Income: Net interest income was $15.3 million for the quarter ended December 31, 2021, an increase of $7.9 million, or 108.39%, versus the comparable 2020 quarter.
•	Net Interest Margin: The Company’s net interest margin increased significantly during the quarter ended December 31, 2021, to 4.39% versus 3.53% in the quarter ended December 31, 2020. Excluding the impact of net purchase accounting accretion, the Company’s net interest margin was 3.90% and 3.76% in the quarters ended December 31, 2021, and September 30, 2021, respectively.
•	Balance Sheet: Assets totaled $1.46 billion at December 31, 2021, versus $1.48 billion at September 30, 2021, and $876.9 million at December 31, 2020.
•	Capital Strength: The Bank’s Tier 1 leverage ratio was 9.92% and its Total Risk-Based capital ratio was 15.52% at December 31, 2021, each significantly above the regulatory minimums for a well-capitalized institution.
•	Tangible Book Value Per Share: Tangible book value per common share increased to $19.73 at December 31, 2021, from $18.49 at September 30, 2021, and $18.66 at December 31, 2020.
•	Strong Lending Activity: On a linked quarter basis, the Company exhibited net loan growth, excluding Paycheck Protection Program (“PPP”) loans, of $97.8 million or 35.35% on an annualized basis. At December 31, 2021, the Company’s loan pipeline was approximately $253.9 million.
•	Expansion into New Jersey Market: The Company intends to open a full-service branch in Freehold, New Jersey in the first quarter of 2022. This location will expand the Company’s niche Small Business Administration (“SBA”) lending footprint into both the New Jersey and eastern Pennsylvania marketplaces.

Mineola, NY – January 25, 2022 – Hanover Bancorp, Inc. (“Hanover” or “the Company”), the holding company for Hanover Community Bank (“the Bank”) today reported significant performance achievements for the quarter ended December 31, 2021, highlighted by strong levels of net income, net interest income and net interest margin. Further, the Company’s Board of Directors approved the payment of a $0.10 per common share cash dividend payable on February 15, 2022, to stockholders of record on February 8, 2022. This is the Company’s first cash dividend.

Earnings Summary for the Quarter Ended December 31, 2021

The Company reported net income for the calendar quarter ended December 31, 2021, of $6.5 million or $1.16 per diluted common share, versus $1.5 million or $0.36 per diluted common share in the comparable year ago period, representing an increase of $5.0 million. Returns on average total assets and average stockholders’ equity were 1.80% and 20.52%, respectively, in the quarter ended December 31, 2021, versus 0.71% and 7.62% in the comparable 2020 quarter.

The improvement in net income recorded in the fourth calendar quarter of 2021 resulted from a $7.9 million or 108.39% increase in net interest income coupled with a $2.1 million improvement in non-interest income. Partially offsetting these positive factors was a $2.7 million increase in total operating expenses, principally resulting from growth in compensation and benefits due largely to an increase in personnel from the acquisition of Savoy Bank (“Savoy”) in May 2021, coupled with an $800 thousand increase in the provision for loan losses expense due to growth in the loan portfolio in the fourth calendar quarter of 2021. The year-over-year growth in net interest income was due to a substantial widening of the Company’s net interest margin to 4.39% in 2021 from 3.53% in the comparable 2020 quarter. The margin improvement resulted principally from an increase in average interest-earning assets of $557.2 million in 2021, primarily related to the acquisition of Savoy, and a 78 basis point reduction in the cost of interest-bearing liabilities to 0.48% in 2021 from 1.26% in the fourth calendar quarter of 2020.

Michael P. Puorro, Chairman and Chief Executive Officer, commented on the Company’s quarterly results: “Hanover Bancorp, Inc., reported solid operating results across the board during the fourth calendar quarter of 2021. I am truly proud of the incredible effort made by our employees during another challenging period made difficult by the Omicron variant and inflationary headwinds, among other factors. We’ve been able to seamlessly integrate the Savoy Bank acquisition and welcome their customers into the Hanover family while simultaneously growing our core franchise in a highly profitable way. We are also ahead of the post-merger financial and operational goals that we established for ourselves when we initially announced the Savoy transaction. I am very pleased to report that our returns on average assets and average stockholders’ equity during the fourth calendar quarter amounted to 1.80% and 20.52%, respectively. Our operating efficiency ratio during the quarter was 46.84%. These ratios are among the best results that Hanover has ever recorded. We now possess the ability to build our earning asset base across multiple highly profitable lending niches funded by strong deposit generating businesses. Further, we continue to explore several Fin-Tech related partnerships that, if completed, would benefit us in generating additional fee income and additional low-cost deposit funding.

In addition, I am proud to report that the Board of Directors approved the initiation of Hanover Bancorp, Inc.’s first quarterly cash dividend of $0.10 per common share which will be payable on February 15, 2022 to stockholders of record on February 8, 2022. Our goal is to generate strong and consistent core operating earnings which will allow us to pay a sustainable competitive dividend to stockholders.”

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Mr. Puorro also noted, “Growth in stockholder value remains our highest priority at Hanover Bancorp. During the quarter ended December 31, 2021, tangible book value per share increased by $1.24 or 6.69% to $19.73 on a linked quarter basis.”

Balance Sheet Highlights

Total assets at December 31, 2021, grew to $1.46 billion versus $876.9 million at the comparable 2020 date primarily due to the Savoy acquisition. Total deposits at December 31, 2021, increased to $1.2 billion compared to $688.3 million at December 31, 2020, the result of growth in core deposits (Demand, N.O.W., Savings and Money Market) of $538.4 million resulting from deposits acquired in the Savoy transaction as well as significant growth in the Company’s municipal deposit portfolio.

The Company had $407.1 million in total municipal deposits at December 31, 2021, at a weighted rate of 0.19% versus $74.3 million at the comparable 2020 date. The Company’s municipal deposit program is built on long-standing relationships developed in the local marketplace. This core deposit business will continue to provide a stable source of funding for the Company’s lending products at costs lower than consumer deposits.

Total borrowings at December 31, 2021, were $113.3 million, including $65.4 million in Federal Reserve Paycheck Protection Program Liquidity Facility advances, with a weighted average rate and term of 0.67% and 37 months, respectively. Management reduced usage of its Federal Home Loan Bank (“FHLB”) borrowing capacity in the fourth calendar quarter of 2021 as other lower cost funding options were utilized to replace maturing FHLB advances. At December 31, 2021, the Bank had $47.9 million of FHLB advances outstanding versus $58.6 million a year ago. The Company had $36.7 million in additional borrowing capacity from the FHLB at December 31, 2021.

Stockholders’ equity increased to $129.4 million at December 31, 2021, from $80.0 million at the comparable 2020 date resulting in an increase in tangible book value per share over the past twelve months to $19.73 at December 31, 2021, from $18.66 at the comparable 2020 date.

Loan Portfolio Growth and Allowance for Loan Losses

On a linked quarter basis, the Company exhibited net loan growth, excluding PPP loans, of $97.8 million or 35.4% on an annualized basis. For the twelve months ended December 31, 2021, the Bank’s loan portfolio grew to $1.28 billion, primarily due to the acquisition of Savoy. Year over year growth was concentrated primarily in multi-family, commercial real estate, and PPP loans. At December 31, 2021, the Company’s residential loan portfolio amounted to $436.6 million, with an average loan balance of $465 thousand and a weighted average loan-to-value ratio of 54%. Commercial real estate loans totaled $731.1 million at December 31, 2021, with an average loan balance of $1.2 million and a weighted average loan-to-value ratio of 52%. The Company’s commercial real estate concentration ratio was 408% of capital at December 31, 2021, versus 231% of capital at the comparable 2020 date. At December 31, 2021, the Company’s loan pipeline was approximately $253.9 million with a weighted average coupon, excluding fees, of 4.50%.

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Historically, the Bank has generated additional income by strategically originating and selling its primary lending products to other financial institutions at premiums, while also retaining servicing rights in some sales. The Bank expects that it will continue to originate loans, for its own portfolio and for sale, which will result in continued growth in interest income while also realizing gains on sale of loans to others and recording servicing income. During the quarter ended December 31, 2021, the Company sold $35.2 million primarily in performing residential and SBA loans and recorded gains on the sale of loans held-for-sale of $1.5 million versus gains of $619 thousand in the quarter ended September 30, 2021. The Company recorded gains of $181 thousand on the sale of performing loans in the quarter ended December 31, 2020.

During the fourth calendar quarter of 2021, the Bank recorded a provision for loan losses expense of $900 thousand. The December 31, 2021, allowance for loan losses balance was $9.4 million versus $8.0 million a year ago. The allowance for loan losses as a percent of total loans was 0.73% at December 31, 2021, versus 0.69% at September 30, 2021, and 1.09% at December 31, 2020. The allowance for loan losses as a percent of total loans excluding acquired loans (“originated loans”) was 1.08% at December 31, 2021. At December 31, 2021, non-performing loans totaled $8.6 million of which $4.8 million represented legacy Savoy Bank originated loans that were either written down to fair value at the acquisition date or are 100% guaranteed by the SBA. The remaining $3.8 million of non-performing loans represent Hanover originated residential credits with a weighted average loan-to-value ratio of 53%.

Net Interest Margin

The Bank’s net interest margin improved to 4.39% during the fourth calendar quarter of 2021, versus 3.53% in the comparable 2020 quarter and 4.51% in the quarter ended September 30, 2021. Excluding the impact of net purchase accounting accretion, the Company’s net interest margin was 3.90% and 3.76% in the quarters ended December 31, 2021, and September 30, 2021, respectively.

Expansion into New Jersey Market

The Company intends to open a full-service branch in Freehold, New Jersey in the first quarter of 2022. This location, coupled with our success in recruiting business development officers in recent months, will expand the Company’s SBA lending footprint into both the New Jersey and eastern Pennsylvania marketplaces.

Operating Efficiency Ratio

The Bank’s operating efficiency ratio was a class leading 46.84% in the fourth calendar quarter of 2021 versus 73.43% a year ago.

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About Hanover Community Bank and Hanover Bancorp, Inc.

Hanover Bancorp, Inc., is a locally owned and operated privately held stock bank holding company for Hanover Community Bank, a community commercial bank focusing on highly personalized and efficient services and products responsive to local needs. Management and the Board of Directors are comprised of a select group of successful local businessmen and women who are committed to the success of the Bank by knowing and understanding the metro-New York area’s financial needs and opportunities. Backed by state-of-the-art technology, Hanover offers a full range of financial services. Hanover employs a complete suite of consumer and commercial banking products and services, including multi-family and commercial mortgages, residential loans, business loans and lines of credit. Hanover also offers its customers access to 24-hour ATM service with no fees attached, free checking with interest, telephone banking, advanced technologies in mobile and internet banking for our consumer and business customers, safe deposit boxes and much more. The Company’s corporate administrative office is located in Mineola, New York where it also operates a full service branch office along with additional branch locations in Garden City Park, Forest Hills, Flushing, Sunset Park, Rockefeller Center and Chinatown, New York.

Hanover Community Bank is a member of the Federal Deposit Insurance Corporation and is an Equal Housing/Equal Opportunity Lender. For further information, call (516) 548-8500 or visit the Bank’s website at www.hanoverbank.com.

Non-GAAP Disclosure

This discussion includes non-GAAP financial measures, including the Company’s adjusted operating earnings, adjusted net interest margin, adjusted returns on average assets and shareholders’ equity, and adjusted operating efficiency ratio. A non-GAAP financial measure is a numerical measure of historical or future performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company’s management believes that the presentation of non-GAAP financial measures provides both management and investors with a greater understanding of the Company’s operating results and trends in addition to the results measured in accordance with GAAP. While management uses non-GAAP financial measures in its analysis of the Company’s performance, this information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP. The Company’s non-GAAP financial measures may not be comparable to similarly titled measures used by other financial institutions.

With respect to the calculations of adjusted operating net income, adjusted net interest income, adjusted net interest margin, and adjusted operating efficiency ratio for the periods presented in this discussion, reconciliations to the most comparable U.S. GAAP measures are provided in the tables that follow.

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Forward-Looking Statements

This release may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hanover Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Hanover Bancorp, Inc. may turn out to be incorrect. They can be affected by inaccurate assumptions Hanover Bancorp, Inc. might make or by known or unknown risks and uncertainties. Further, the adverse effect of the COVID-19 pandemic on the Company, its customers, and the communities where it operates may adversely affect the Company’s business, results of operations and financial condition for an indefinite period of time. Consequently, no forward-looking statement can be guaranteed. Hanover Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.

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HANOVER BANCORP, INC.

STATEMENTS OF CONDITION (unaudited)

(dollars in thousands)

	December 31,	September 30,	December 31,
	2021	2021	2020
Assets
Cash and cash equivalents	$114,951	$166,544	$98,388
Securities-available for sale, at fair value	7,536	7,747	7,434
Investments-held to maturity	4,834	8,611	10,001
Loans held for sale	-	-	4,150

Loans, net of deferred loan fees and costs	1,277,434	1,247,125	728,752
Less: allowance for loan losses	(9,386)	(8,552)	(7,979)
Loans, net	1,268,048	1,238,573	720,773

Goodwill	19,168	19,168	1,901
Premises & fixed assets	14,895	15,002	14,325
Other assets	28,748	28,996	19,911
Assets	$1,458,180	$1,484,641	$876,883

Liabilities and stockholders' equity
Core deposits	$849,868	$786,826	$311,439
Time deposits	326,883	377,836	376,877
Total deposits	1,176,751	1,164,662	688,316

Borrowings	113,274	159,642	74,514
Subordinated debentures	24,504	24,513	24,468
Other liabilities	14,272	13,295	9,561
Liabilities	1,328,801	1,362,112	796,859

Stockholders' equity	129,379	122,529	80,024
Liabilities and stockholders' equity	$1,458,180	$1,484,641	$876,883

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HANOVER BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(dollars in thousands, except per share data)

	Three Months Ended
	12/31/2021	12/31/2020
Interest income	$16,616	$9,497
Interest expense	1,347	2,170
Net interest income	15,269	7,327
Provision for loan losses	900	100
Net interest income after provision for loan losses	14,369	7,227

Loan servicing and fee income	690	83
Service charges on deposit accounts	63	15
Gain on sale of loans held-for-sale	1,492	181
Other operating income	130	7
Non-interest income	2,375	286

Compensation and benefits	4,939	3,108
Occupancy and equipment	1,413	1,171
Data processing	366	245
Marketing and advertising	33	48
Acquisition costs	-	145
Professional fees	499	412
Other operating expenses	1,014	461
Non-interest expense	8,264	5,590

Income before income taxes	8,480	1,923
Income tax expense	1,943	404

Net income	$6,537	$1,519

Basic earnings per share	$1.18	$0.36
Diluted earnings per share	$1.16	$0.36

Note: Prior period information has been adjusted to conform to current period presentation.

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HANOVER BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

QUARTERLY TREND

(dollars in thousands, except per share data)

	Three Months Ended
	12/31/2021	9/30/2021	6/30/2021	3/31/2021	12/31/2020
Interest income	$16,616	$17,760	$12,038	$9,380	$9,497
Interest expense	1,347	1,629	1,590	1,578	2,170
Net interest income	15,269	16,131	10,448	7,802	7,327
Provision for loan losses	900	700	-	200	100
Net interest income after provision for loan losses	14,369	15,431	10,448	7,602	7,227

Loan servicing and fee income	690	584	401	139	83
Service charges on deposit accounts	63	61	34	17	15
Gain on sale of loans held-for-sale	1,492	619	212	295	181
Gain on sale of investments	-	-	-	240	-
Other operating income	130	457	3	1	7
Non-interest income	2,375	1,721	650	692	286

Compensation and benefits	4,939	4,463	3,923	3,268	3,108
Occupancy and equipment	1,413	1,298	1,300	1,209	1,171
Data processing	366	346	419	270	245
Marketing and advertising	33	33	18	19	48
Acquisition costs	-	197	3,937	151	145
Professional fees	499	616	370	308	412
Other operating expenses	1,014	1,005	765	500	461
Non-interest expense	8,264	7,958	10,732	5,725	5,590

Income before income taxes	8,480	9,194	366	2,569	1,923
Income tax expense	1,943	2,138	145	514	404

Net income	$6,537	$7,056	$221	$2,055	$1,519

Basic earnings per share	$1.18	$1.27	$0.05	$0.49	$0.36
Diluted earnings per share	$1.16	$1.25	$0.05	$0.48	$0.36

Note: Prior period information has been adjusted to conform to current period presentation.

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HANOVER BANCORP, INC.

CONSOLIDATED NON-GAAP FINANCIAL INFORMATION (1) (unaudited)

(dollars in thousands, except per share data)

	Three Months Ended
	12/31/2021	12/31/2020
ADJUSTED NET INCOME:
Net income, as reported	$6,537	$1,519
Adjustments:
Merger-related expenses	-	145
Debt extinguishment charges	-	54
Total adjustments, before income taxes	-	199
Adjustment for reported effective income tax rate	-	42
Total adjustments, after income taxes	-	157
Adjusted net income	$6,537	$1,676
Basic earnings per share - adjusted	$1.18	$0.40
Diluted earnings per share - adjusted	$1.16	$0.39

ADJUSTED NET INTEREST INCOME:
Net interest income, as reported	$15,269	$7,327
Adjustments:
Debt extinguishment charges	-	54
Adjusted net interest income	$15,269	$7,381

ADJUSTED NET INTEREST MARGIN:
Net interest margin, as reported	4.39%	3.53%
Adjustments:
Debt extinguishment charges	-	0.02%
Adjusted net interest margin	4.39%	3.55%

ADJUSTED OPERATING EFFICIENCY RATIO(2):
Operating efficiency ratio, as reported	46.84%	73.43%
Adjustments:
Merger-related expenses	-	-1.90%
Debt extinguishment charges	-	-0.51%
Adjusted operating efficiency ratio	46.84%	71.02%

ADJUSTED RETURN ON AVERAGE ASSETS	1.80%	0.78%
ADJUSTED RETURN ON AVERAGE EQUITY	20.52%	8.41%

(1)  A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with U.S. GAAP. While management uses non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.

(2) Excludes gain on sale of securities available for sale.

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HANOVER BANCORP, INC.

SELECTED FINANCIAL DATA (unaudited)

(dollars in thousands)

	Three Months Ended
	12/31/2021	12/31/2020
Profitability:
Return on average assets	1.80%	0.71%
Return on average equity	20.52%	7.62%
Yield on average interest-earning assets	4.77%	4.57%
Cost of average interest-bearing liabilities	0.48%	1.26%
Net interest rate spread (1)	4.29%	3.31%
Net interest margin (2)	4.39%	3.53%
Non-interest expense to average assets	2.28%	2.60%
Operating efficiency ratio (3)	46.84%	73.43%

Average balances:
Interest-earning assets	$1,381,373	$824,151
Interest-bearing liabilities	1,106,256	681,475
Loans	1,253,827	724,751
Deposits	1,147,860	662,037
Borrowings	150,557	103,139

(1) Represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(2) Represents net interest income divided by average interest-earning assets.

(3) Excludes gain on sale of securities available for sale.

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HANOVER BANCORP, INC.

SELECTED FINANCIAL DATA (unaudited)

(dollars in thousands, except share and per share data)

	At or For the Three Months Ended
	12/31/2021	9/30/2021	6/30/2021	3/31/2021
Asset quality:
Provision for loan losses	$900	$700	$-	$200
Net (charge-offs)/recoveries	(66)	-	(327)	-
Allowance for loan losses	9,386	8,552	7,852	8,179
Allowance for loan losses to total loans (1)	0.73%	0.69%	0.61%	1.07%
Allowance for loan losses to originated loans (1)(4)	1.08%	1.13%	1.13%	1.18%
Non-performing loans (2)(3)	$8,617	$9,547	$8,120	$9,350
Non-performing loans/total loans	0.67%	0.77%	0.63%	1.22%
Non-performing loans/total assets	0.59%	0.64%	0.53%	1.05%
Allowance for loan losses/non-performing loans	108.92%	89.58%	96.70%	87.48%

Capital (Bank only):
Tier 1 Capital	$132,006	$123,666	$118,536	$103,199
Tier 1 leverage ratio	9.92%	9.45%	11.20%	12.00%
Common equity tier 1 capital ratio	14.44%	14.54%	14.05%	21.23%
Tier 1 risk based capital ratio	14.44%	14.54%	14.05%	21.23%
Total risk based capital ratio	15.52%	15.59%	15.01%	22.49%

Equity data:
Common shares outstanding	5,562,799	5,563,426	5,552,457	4,194,890
Stockholders' equity	$129,379	$122,529	$115,238	$82,245
Book value per common share	23.26	22.02	20.75	19.61
Tangible common equity	109,752	102,881	96,636	80,516
Tangible book value per common share	19.73	18.49	17.40	19.19
Tangible common equity ("TCE") ratio	7.63%	7.02%	6.35%	9.06%

(1) Calculation excludes loans held for sale.

(2) Includes $2.5 million of Purchased Credit Impaired loans 90 days past due and still accruing and $0.5 million of loans fully guaranteed by the SBA at 9/30/21 and 12/31/21.

(3) Includes $3.5 million of Purchased Credit Impaired loans 90 days past due and still accruing and $0.5 million of loans fully guaranteed by the SBA at 6/30/21.

(4) Calculation excludes acquired loans.

Note: Prior period information has been adjusted to conform to current period presentation

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HANOVER BANCORP, INC.

STATISTICAL SUMMARY

QUARTERLY TREND

(unaudited,dollars in thousands, except share data)

	12/31/2021	9/30/2021	6/30/2021	3/31/2021
Loan distribution (1):
Residential mortgages	$411,664	$420,445	$429,107	$408,729
Multifamily	358,831	266,715	227,887	175,779
Commercial real estate	372,282	364,178	341,102	117,966
Commercial & industrial	109,718	172,077	270,481	37,355
Home equity	24,908	23,697	24,669	23,747
Consumer	31	13	16	20

Total loans	$1,277,434	$1,247,125	$1,293,262	$763,596

Sequential quarter growth rate	2.43%	-3.57%	69.36%	4.78%

Loans sold during the quarter	$35,195	$13,997	$13,498	$9,367

Funding distribution:
Demand	$190,723	$191,537	$179,259	$122,388
N.O.W.	437,920	353,978	250,172	150,017
Savings	58,526	60,163	58,217	44,386
Money market	162,699	181,148	211,085	96,201
Total core deposits	849,868	786,826	698,733	412,992
Time	326,883	377,836	460,689	305,192
Total deposits	1,176,751	1,164,662	1,159,422	718,184
Borrowings	113,274	159,642	228,625	56,417
Subordinated debentures	24,504	24,513	24,498	24,482

Total funding sources	$1,314,529	$1,348,817	$1,412,545	$799,083

Sequential quarter growth rate - total deposits	1.04%	0.45%	61.44%	4.34%

Period-end core deposits/total deposits ratio	72.22%	67.56%	60.27%	57.51%

Period-end demand deposits/total deposits ratio	16.21%	16.45%	15.46%	17.04%

(1) Excluding loans held for sale

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HANOVER BANCORP, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (1) (unaudited)

(dollars in thousands, except share and per share amounts)

	12/31/2021	9/30/2021	6/30/2021	3/31/2021	12/31/2020
Tangible common equity
Total equity	$129,379	$122,529	$115,238	$82,245	$80,024
Less: goodwill	(19,168)	(19,168)	(18,100)	(1,710)	(1,901)
Less: core deposit intangible	(459)	(480)	(502)	(19)	(20)
Tangible common equity	$109,752	$102,881	$96,636	$80,516	$78,103

Tangible common equity ("TCE") ratio
Tangible common equity	$109,752	$102,881	$96,636	$80,516	$78,103
Total assets	1,458,180	1,484,641	1,541,443	890,432	876,883
Less: goodwill	(19,168)	(19,168)	(18,100)	(1,710)	(1,901)
Less: core deposit intangible	(459)	(480)	(502)	(19)	(20)
Tangible assets	$1,438,553	$1,464,993	$1,522,841	$888,703	$874,962
TCE ratio	7.63%	7.02%	6.35%	9.06%	8.93%

Tangible book value per share
Tangible common equity	$109,752	$102,881	$96,636	$80,516	$78,103
Common shares outstanding	5,562,799	5,563,426	5,552,457	4,194,890	4,185,534
Tangible book value per share	$19.73	$18.49	$17.40	$19.19	$18.66

(1)  A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with U.S. GAAP. While management uses non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.

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HANOVER BANCORP, INC.

NET INTEREST INCOME ANALYSIS

For the Three Months Ended December 31, 2021 and 2020

(unaudited, dollars in thousands)

	2021			2020
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets:
Interest-earning assets:
Loans	$1,253,827	$16,381	5.18%	$724,751	$9,258	5.07%
Investment securities	15,634	155	3.93%	16,520	173	4.15%
Interest-earning cash	106,660	38	0.14%	78,958	21	0.11%
FHLB stock and other investments	5,252	42	3.17%	3,922	45	4.55%
Total interest-earning assets	1,381,373	16,616	4.77%	824,151	9,497	4.57%
Non interest-earning assets:
Cash and due from banks	8,264			4,709
Other assets	49,011			24,300
Total assets	$1,438,648			$853,160

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings, N.O.W. and money market deposits	$609,251	$366	0.24%	$186,894	$117	0.25%
Time deposits	346,448	491	0.56%	391,442	1,454	1.47%
Total savings and time deposits	955,699	857	0.36%	578,336	1,571	1.08%
Fed funds purchased & FHLB & FRB advances	126,058	160	0.50%	78,937	221	1.11%
Note payable	-	-	0.00%	1,303	73	22.23%
Subordinated debentures	24,499	330	5.34%	22,899	305	5.28%
Total interest-bearing liabilities	1,106,256	1,347	0.48%	681,475	2,170	1.26%
Demand deposits	192,161			83,701
Other liabilities	13,834			8,921
Total liabilities	1,312,251			774,097
Stockholders' equity	126,397			79,063
Total liabilities & stockholders' equity	$1,438,648			$853,160
Net interest rate spread			4.29%			3.31%
Net interest income/margin		$15,269	4.39%		$7,327	3.53%

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